                                                                      EXHIBIT 12

                        CONTINENTAL HOMES HOLDING CORP.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN THOUSANDS)

                                                                     QUARTER ENDED
                                   YEAR ENDED MAY 31,                 AUGUST 31,
                         -----------------------------------------  ----------------
                          1991     1992    1993    1994     1995     1995     1994
                         -------  ------- ------- -------  -------  -------  -------
Fixed Charges:
  Rent expense.......... $   197    $ 178 $   165 $   305  $   363  $    91  $    91
  Interest (expensed or
   capitalized)--
   homebuilding.........   8,889    8,662  11,896  13,378   19,528    5,315    4,309
  Interest (expensed or
   capitalized)--joint
   ventures(1)..........   2,868      885     144     --       --       --       --
  Interest--mortgage
   banking..............   2,364    1,557   1,343   2,707    2,360      724      516
                         -------  ------- ------- -------  -------  -------  -------
    Total fixed charges. $14,318  $11,282 $13,548 $16,390  $22,251  $ 6,130  $ 4,916
                         =======  ======= ======= =======  =======  =======  =======
Earnings:
  Income before taxes
   and extraordinary
   credits.............. $   477  $ 2,155 $12,083 $23,137  $25,465  $ 9,264  $ 8,029
  Fixed charges.........  14,318   11,282  13,548  16,390   22,251    6,130    4,916
  Interest capital-
   ized(1)(2)...........  (3,486)   2,783     202    (920)  (3,421)    (419)    (959)
                         -------  ------- ------- -------  -------  -------  -------
    Total earnings be-
     fore fixed charges. $11,309  $16,220 $25,833 $38,607  $44,295  $14,975  $11,986
                         =======  ======= ======= =======  =======  =======  =======
Ratio of earnings to
 fixed charges..........      (3)   1.44x   1.91x   2.36x    1.99x    2.44x    2.44x
                         =======  ======= ======= =======  =======  =======  =======
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(1) Reflects the Company's proportionate share of the joint venture.
(2) Since interest capitalized is charged to interest expense when the related assets are sold, this amount represents the change in capitalized interest from the previous period end.
(3) Fiscal 1991 includes a pre-tax writedown of $5,000,000. After giving effect to such writedown, earnings for the fiscal year ended May 31, 1991 were inadequate to cover fixed charges and resulted in a coverage deficiency of
    $3,009,000.